Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services – Experts” and “Services - Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account SL dated April 13, 2007 and to the use of our report on the consolidated financial statements of Symetra Life Insurance Company and Subsidiaries dated February 20, 2007, in Post-Effective Amendment No. 1 to the Registration Statement (Form N-6, No. 333-137015) of Symetra Separate Account SL and related Prospectus of the Complete Advisor Individual Flexible Premium Variable Life Insurance Policies issued by Symetra Separate Account SL and Symetra Life Insurance Company.

/s/ Ernst & Young LLP

Seattle, Washington

April 24, 2007